Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Ohio Dividend Advantage Municipal Fund 2
333-66062
811-10445


The annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2012; at this meeting the shareholders were asked to vote on the approval of an Agreement and Plan of Reorganization and the election of Board Members. The meeting was subsequently adjourned to November 16, 2012 and then to December 14, 2012 and additionally adjourned to January 24, 2013, February 8, 2013 and March 11,
2013.

Voting results for March 11, 2013 are as follows:

    Common and Preferred shares voting
together as a class
     Preferred
Shares
To approve an Agreement and Plan of
Reorganization.


   For
            3,083,505
       1,260,570
   Against
               168,765
            81,400
   Abstain
                 90,820
            32,500
   Broker Non-Votes
            1,289,540
          580,430
      Total
            4,632,630
       1,954,900



Proxy materials are herein
incorporated by reference
to the SEC filing on August 28,
2012, under
Conformed Submission Type
DEF N148C/A, accession
number 0001193125-12-372038.